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Exhibit 5.1

[Letterhead of Hogan & Hartson L.L.P.]

October 13, 2009

Board of Directors
Regal Cinemas Corporation
c/o Regal Entertainment Group
7132 Regal Lane
Knoxville, Tennessee 37918

Ladies and Gentlemen:

        We are acting as counsel to Regal Cinemas Corporation, a Delaware corporation (the "Company"), and each of the Guarantors (as defined below), in connection with the registration statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the proposed public offering of up to $400,000,000 in aggregate principal amount of the Company's 8.625% Senior Notes due 2019 that have been registered under the Act (the "Exchange Notes") and the related joint and several, irrevocable and unconditional guarantees of the Exchange Notes on a senior, unsecured basis (the "Guarantees") by the Company's indirect parent, Regal Entertainment Group ("Regal Entertainment"), and by the subsidiaries of the Company that are listed on Schedule I hereto (collectively with Regal Entertainment, the "Guarantors") in exchange for a like principal amount of the Company's currently outstanding 8.625% Senior Notes due 2019 issued in July 2009 (the "Outstanding Notes") and the related joint and several, irrevocable and unconditional guarantees of the Outstanding Notes on a senior, unsecured basis by the Guarantors. The Outstanding Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture dated July 15, 2009 (the "Indenture") among the Company, the Guarantors and U.S. Bank National Association as trustee (the "Trustee").

        This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

        For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies, facsimiles and electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing. In rendering this opinion letter, with your approval and to the extent that the laws of the following states are relevant, we are relying (without any independent verification or investigation), with respect to the laws of each such state, upon an opinion letter of the law firm named in the parentheses after such state, in each case in such law firm's capacity as special counsel to those Guarantors that are incorporated or organized in such state, addressed to the Company and to us and of even date herewith, with respect to the matters addressed therein: (i) Alabama (Bradley Arant Boult Cummings LLP); (ii) Massachusetts (Day Pitney LLP); (iii) Oregon (Davis Wright Tremaine LLP); and (iv) Tennessee (Bass, Berry & Sims PLC).

        This opinion letter is based as to matters of law solely on (i) the Delaware General Corporation Law, as amended, (ii) the Colorado Business Corporations Act, as amended, (iii) the D.C. Limited Liability Company Act, as amended, (iv) the Maryland General Corporation Law, as amended, (v) the

Texas Limited Partnership Law, as amended, (vi) the Virginia Stock Corporation Act, as amended, and (vii) the laws of the State of New York, including the New York Limited Liability Company Law, as amended, but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York. For the purposes of clauses (i) through (vii) of this paragraph, such laws shall include the statutory provisions contained therein, all applicable provisions of the respective jurisdiction's Constitution and the reported judicial decisions interpreting these laws.

        Based upon, subject to and limited by the foregoing, we are of the opinion that:

        (a)(i) Following the effectiveness of the Registration Statement and receipt by the Company of the Outstanding Notes in exchange for the Exchange Notes, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes as provided in the Indenture, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

        (b)(i) Following the effectiveness of the Registration Statement and receipt by the Company of the Outstanding Notes in exchange for the Exchange Notes, (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes as provided in the Indenture, and (iii) assuming due execution, authentication, issuance and delivery of the Guarantees as provided in the Indenture, the Guarantees will constitute valid and binding obligations of each of the Guarantors, enforceable against the Guarantors in accordance with their terms.

        To the extent that the obligations of the Company and the Guarantors under the Indenture may depend upon such matters, we assume for purposes of the opinions expressed above (i) that the Trustee is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (ii) that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (iii) that the Indenture has been duly authorized, executed, and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (iv) that, with respect to acting as a trustee under the Indenture, the Trustee is in compliance with all applicable laws and regulations; and (v) that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

        In addition to the assumptions, qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

        We express no opinion in this letter as to any other laws, statutes, ordinances, rules, or regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other laws and regulations may have on the opinions expressed herein). We express no opinion in this letter as to federal or state securities laws or regulations, antitrust, unfair competition, banking, or tax laws or regulations, or laws or regulations of any political subdivision below the state level. The opinions set forth above are based upon a review of only those laws and regulations (not otherwise excluded in this letter) that, in our experience, are generally recognized as applicable to transactions of the type contemplated in the Indenture, the Registration Statement, the Exchange Notes and the Guarantees.

        This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Act.

Very truly yours,
/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.

Schedule I

Subsidiary Guarantors

Name of Guarantor	State or Other Jurisdiction of Incorporation or Organization
R.C. Cobb, Inc.	Alabama
Regal Investment Company	Colorado
United Artists Properties I Corp.	Colorado
A 3 Theatres of Texas, Inc.	Delaware
Consolidated Theatres Management, L.L.C.	Delaware
Edwards Theatres, Inc.	Delaware
Hoyts Cinemas Corporation	Delaware
RCI/RMS, LLC	Delaware
Regal Cinemas Holdings, Inc.	Delaware
Richmond I Cinema, L.L.C.	Delaware
United Artists Realty Company	Delaware
United Artists Theatre Company	Delaware
Regal Gallery Place, LLC	District of Columbia
Frederick Plaza Cinema, Inc.	Maryland
Interstate Theatres Corporation	Massachusetts
RCI/FSSC, LLC	New York
Eastgate Theatre, Inc.	Oregon
Regal Cinemas, Inc.	Tennessee
UA Swansea, LLC	Tennessee
A 3 Theatres of San Antonio, Ltd.	Texas
Regal CineMedia Corporation	Virginia

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  Exhibit 5.1